Exhibit 4.50

THIRD AMENDMENT TO THE END USER LICENSE AGREEMENT
Contract No. EULA-010404-Third Amendment
     THIS THIRD AMENDMENT TO EULA-010404 (this Amendment) is made and entered into this the first day of March 2007, by and between Internet Media Licensing Limited, a British Virgin Island corporation (“IML”), having its registered office at Akara Bldg., 24 De Castro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands and Ultra Internet Media, S.A. a Nevis corporation, having its registered address at Veira Grant & Associates, Chambers, #10 Solomon’s Arcade, Charlestown, Nevis (“Licensee”).
     WHEREAS, Grand Virtual (Alderney) Limited, a company registered in Alderney with company number 1443 whose registered office is at York House, Victoria Street, Alderney GY9 3TA (“GVA”) and Licensee entered into a certain End User License Agreement (EULU-010404) as of April 1, 2004 for the License of Grand Virtual software, and
     WHEREAS, GVA and Licensee entered into an Amendment agreement on January 1, 2005 (EULA-010404-First Amendment), to amend Schedule B, for Software Royalties fees associated with Grand Virtual’s multi-player game software and to delete in its entirety and replace Section 6.3 of the End User License Agreement.
     WHEREAS, GVA, IML and the Licensee entered into a Novation agreement on April, 1, 2005, which released and discharged GVA from the End User License Agreement and IML assumed full liability to perform the Contract and to be bound by the terms in every way as if IML had been a party to it in place of GVA.
     WHEREAS, GVA and Licensee entered into an Amendment agreement on March 1, 2006 (EULA-010404-Second Amendment), to amend Schedule B, for Software Royalties fees associated with Grand Virtual’s multi-player game software.
     WHEREAS, IML and Licensee desire to amend the Second Amendment to the End User License Agreement, dated March 1, 2006, (EULA-010404-Second Amendment) with the terms set forth herein.
     NOW THEREFORE, IML and Licensee hereby agree to amend the Second Amendment to the End User License Agreement (EULA-010404-Second Amendment), effective as follows:
          1. SCHEDULE B of the agreement is hereby deleted in its entirety and replaced with the following:

Payment	Due
Up-front, non-refundable license fee, of USD $0	Upon signing of agreement

Software Royalties for Games of Chance Software - the royalty shall be equal to Forty-two percent (42%) of Gross Revenues (“Royalty Rate”) derived from the Games of Chance Software, received in the particular Calculation Period, effective March 1, 2007.
On the tenth day of each calendar month following the end of the preceding Calculation Period.

Software Royalties for Multi Player Game Software - the royalty shall be equal to Seventeen and one half percent (17.5%) of Gross Revenues (“Royalty Rate”) derived from the Multi-Player Game Software, received in the particular Calculation Period, effective January 1, 2007.

Internet Media Licensing Limited. Standard EULA	Page 1 of 2
3rd Amendment	Contract No. EULA-010404

IML will record all data relevant to the determination of Software Royalties from Licensee’s databases by means of utilities included in the Software. On the basis of such recorded data, Licensor shall invoice Licensee immediately following the end of each Calculation Period for that Calculation Period’s Software Royalty. In the event that a calculation period ends on a day in which revenues are not processed by the software (i.e. holiday), the Licensor is entitled to a pro-rata share.
Gross Revenues for the Calculation Period are defined as:
ALL Gross Receipts from Credit Cards receipts, Bank Wires, and all other third party payment providers (e.g. NETeller, 1-Pay) before any and all processor (transaction) fees and reserve withholdings.
Excluded from the Gross Receipts definition are ALL payments. For example, ALL payments to End Users (Withdrawals, Distributions and Refunds), End User, Chargebacks (including fees and penalties), and ALL operational expenditures (third party licensee commissions, Marketing Expenditures, data center, bandwidth, legal & accounting, etc.).
Marketing Events - If requested, IML will provide on-site Marketing personnel in conjunction with direct end user marketing programs and events (e.g. Poker Tours, Poker Events, Investigating and Negotiating Marketing Contracts). IML may bill Licensee for all direct travel expenditures in relation to such programs and events.
IN WITNESS WHEREOF, the parties’ authorized representatives have executed this Agreement as of the Effective Date.

Internet Media Licensing Limited		Ultra Internet Media S.A. :

By:	/s/ Kenneth Huang	By:	/s/ William Lee

Name: Kenneth Huang		Name:	William Lee

Title: Director		Title: Director

Internet Media Licensing Limited. Standard EULA	Page 2 of 2
3rd Amendment	Contract No. EULA-010404